EXHIBIT 4.4

          SECOND SUPPLEMENTAL INDENTURE RE:
              13% SENIOR NOTES DUE 2003



SECOND SUPPLEMENTAL INDENTURE, dated as of August 24,
1998, among Wireless One, Inc., a Delaware corporation (the "Company") and United States Trust
Company of New York, as trustee (the "Trustee").

     WHEREAS, the Company executed and delivered to the Trustee an indenture dated as of October 24, 1995, as amended by a supplemental indenture dated
July 26, 1996, between the Company and the Trustee
(the "Indenture") governing the Company's 13% Senior
Notes due 2003 (the "Notes"); and

     WHEREAS, Section 10.02 of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors of Company, and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding; and

     WHEREAS, Holders of not less than a majority in aggregate principal amount of Notes outstanding as of July 30, 1998 (the date established by the Company as the record date in accordance with Section 10.04 of the Indenture) have consented in writing to certain modifications to the definition of "Bank Credit
Facility" in, and to the addition of a definition of "Discretionary Note Facility" to, Section 1.01 of the
Indenture.

     NOW THEREFORE, for good and valuable
consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

     Section 1. DEFINITIONS. Except as otherwise expressly provided herein, all capitalized words and terms used herein shall have the meanings ascribed thereto in the Indenture.

     Section 2. AMENDMENT TO DEFINITION OF "BANK
CREDIT FACILITY".  The definition of Bank Credit
Facility in Section 1.01 of the Indenture is hereby amended to read as follows:

           "BANK CREDIT FACILITY" means  (i)  one  or more
     credit  facilities  (whether  a  term  or a revolving
     facility), of the type customarily entered  into with
     commercial banks, between the Company or any  of  its
     Restricted  Subsidiaries,  on  the  one hand, and any
     commercial  banks,  financial institutions  or  other
     lenders,  on  the  other   hand  (and  any  renewals,
     refundings, extensions or replacements  of  any  such
     credit   facilities,  PROVIDED  that  such  renewals,
     refundings, extensions or replacements comply with this definition of "BANK CREDIT FACILITY"), with Bank
     Credit Facilities are by their terms designated as a "Bank Credit Facility" for purposes of this Indenture and/or (ii), other than for purposes of Section 4.12, a Discretionary Note Facility.

     Section 3. ADDITIONAL DEFINITION OF
"DISCRETIONARY NOTE FACILITY". The following definition of "Discretionary Note Facility" is hereby added to Section 1.01 of the Indenture:

          "DISCRETIONARY  NOTE  FACILITY"   means   a
     purchase  or  other  agreement entered into with
     one or more of Merrill  Lynch  Global Allocation
     Fund,   Inc.   and   any  renewals,  extensions,
     substitutions,   refundings,    refinancing   or
     replacements (collectively, a "refinancing")  of
     such   agreement,   including   any   successive
     refinancing (as such agreement, or any agreement relating to any refinancing, may be amended, modified, supplemented or otherwise changed from time to time) so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing (or, if said
     Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, not greater than such lesser amount) plus the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing of such agreement."

     The remainder of Section 1.01 is unaffected.

     Section 4. CONSTRUCTION WITH INDENTURE. All of the covenants, agreements and provisions of this Second Supplemental Indenture shall be deemed to be and construed as part of the Indenture to the same extent as if fully set forth therein and shall be fully enforceable in the manner provided in the Indenture. Except as provided in this Second
Supplemental Indenture, the Indenture shall remain in full force and effect and the terms and conditions thereof are hereby confirmed.

     Section 5. CONFLICT WITH TRUST INDENTURE ACT.
If any provision of this Second Supplemental
Indenture modified or excludes any provision of the Trust Indenture Act that is required under such act to be part of and govern the Indenture or this Second
Supplemental Indenture, the latter provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Second
Supplemental Indenture as so modified or excluded, as the case may be.

     Section 6. NOTICES. Any notice or communication shall be sufficiently given if given in accordance with the terms of the Indenture.

     Section 7. SEPARABILITY. In case any provision in this Second Supplemental Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

     Section 8. COUNTERPARTS.  This Second
Supplemental Indenture may be executed in multiple counterparts and on separate counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 9. GOVERNING LAW. The laws of the State of New York shall govern this Second Supplemental
Indenture without regard to principles of conflicts of law.

            [The next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

                         WIRELESS ONE, INC.

                         By: /S/ HENRY M. BURKHALTER

                         Name: HENRY M. BURKHALTER
                         Title: PRESIDENT AND CEO


                         By: /S/ HENRY G. SCHOPFER

                         Name: HENRY G. SCHOPFER
                         Title: EXECUTIVE VICE PRESIDENT,
                         CHIEF FINANCIAL OFFICER



                         UNITED STATES TRUST COMPANY
                         OF NEW YORK

                         By: /S/ LOUIS P. YOUNG

                         Name: LOUIS P. YOUNG
                         Title: VICE PRESIDENT